Exhibit 15.1

New York Office
7 Penn Plaza, Suite 830
New York, NY 10001
T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Zhongchao Inc. on Form F-3 (File No. 333-256190) of our report dated May 6, 2022, with respect to our audits of the consolidated financial statements of Zhongchao Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019, which report is included in this Annual Report on Form 20-F of Zhongchao Inc. for the year ended December 31, 2021.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

May 6, 2022

www.marcumbp.com